                                                                    EXHIBIT 11.1

                          SPEEDFAM INTERNATIONAL, INC.

                 COMPUTATION OF COMMON STOCK EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                  YEAR ENDED MAY 31,              NINE MONTHS ENDED
                          ----------------------------------- -------------------------
                                                              FEBRUARY 28, FEBRUARY 29,
                           1991   1992   1993    1994   1995      1995         1996
                          ------ ------ ------  ------ ------ ------------ ------------
Net earnings (loss).....  $2,429 $1,054 $ (490) $2,351 $1,644    $  116       $6,689
                          ====== ====== ======  ====== ======    ======       ======
Average number of common
 shares outstanding
 during the year........   7,481  7,488  7,471   7,475  7,468     7,470        8,978
Add dilutive impact of
 stock options..........     144    144    144     144    678       678          812
                          ------ ------ ------  ------ ------    ------       ------
Weighted average common
 and common equivalent
 shares.................   7,625  7,632  7,615   7,619  8,146     8,148        9,790
                          ====== ====== ======  ====== ======    ======       ======
Net earnings (loss) per
 share..................  $ 0.32 $ 0.14 $(0.06) $ 0.31 $ 0.20    $ 0.01       $ 0.68
                          ====== ====== ======  ====== ======    ======       ======
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